Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155065, 333-163736, 333-173865 and 333-177095) and on Form S-3 (No. 333-186488) of Energy XXI Ltd. (formerly Energy XXI (Bermuda) Limited) of our report dated August 25, 2014, except for Note 23, as to which the date is December 23, 2014, with respect to the consolidated financial statements of Energy XXI (Bermuda) Limited and subsidiaries as of June 30, 2014 and 2013, and for each of the three fiscal years in the period ended June 30, 2014, and our report dated August 25, 2014 with respect to the effectiveness of Energy XXI (Bermuda) Limited and subsidiaries’ internal control over financial reporting as of June 30, 2014, which appear in this Amendment to Form 10-K/A for the year ended June 30, 2014.

/s/ UHY LLP

Farmington Hills, Michigan
December 23, 2014